Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPKO HEALTH, INC.,

BAMBOO ACQUISITION, INC.

AND

BIO-REFERENCE LABORATORIES, INC.

Dated as of June 3, 2015

TABLE OF CONTENTS

Page

Article 1 Transactions and Terms of Merger		2

1.1	Merger	2
1.2	Time and Place of Closing	2
1.3	Effective Time	2
1.4	Charter and Bylaws	3
1.5	Directors and Officers	3
1.6	Conversion of Shares	3
1.7	Anti-Dilution Provisions	4
1.8	Stock Options	4
1.9	Exchange Procedures	6
1.10	Rights of Former Company Shareholders	8

Article 2 Representations and Warranties of the Company		8

2.1	Organization, Standing, and Corporate Power	9
2.2	Articles of Incorporation and Bylaws	9
2.3	Capitalization	9
2.4	Authority; Noncontravention; Voting Requirements	11
2.5	Governmental Approvals	12
2.6	Company SEC Documents; Undisclosed Liabilities	12
2.7	Absence of Certain Changes	15
2.8	Litigation	15
2.9	Compliance with Laws; Permits	15
2.10	Information Supplied	16
2.11	Tax Matters	16
2.12	Labor Relations	18
2.13	Employee Benefits Plans	20
2.14	Environmental Matters	22
2.15	Intellectual Property	23
2.16	Healthcare Regulatory and Related Matters	25
2.17	Real Property	27
2.18	Material Contracts	28
2.19	Accounts Receivable	28
2.20	Insurance	29
2.21	Related Party Transactions	29
2.22	Questionable Payments	29
2.23	Anti-Takeover Provisions	29
2.24	Opinion of Financial Advisor	30
2.25	Brokers and Finders	30
2.26	Tax and Regulatory Matters	30

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Article 3 Representations and Warranties of Parent and Sub		30

3.1	Organization, Standing, and Power	31
3.2	Authority; Noncontravention; Voting Requirements	31
3.3	Required Filings and Consents	32
3.4	Capital Stock	32
3.5	Parent Subsidiaries	33
3.6	SEC Filings; Financial Statements	33
3.7	Absence of Undisclosed Liabilities	34
3.8	Absence of Certain Changes or Events	35
3.9	Tax Matters	35
3.10	Environmental Matters	36
3.11	Intellectual Property	36
3.12	Regulatory and Related Matters	38
3.13	Compliance with Laws	38
3.14	Material Contracts	39
3.15	Tax and Regulatory Matters	39
3.16	Litigation	39
3.17	Information Supplied	39
3.18	Brokers and Finders	40
3.19	Ownership and Operations of Sub	40
3.20	Ownership of Company Common Stock	40

Article 4 Conduct of Business Pending Consummation		41

4.1	Affirmative Covenants of the Company	41
4.2	Negative Covenants of the Company	41
4.3	Covenants of Parent	44
4.4	Notification of Certain Matters	45
4.5	No Control of Other Party’s Business; Other Actions	46
4.6	Preparation of Proxy Statement/Prospectus and Registration Statement; Company Shareholders’ Meeting	46
4.7	No Solicitation	49
4.8	Access to Information	53
4.9	Antitrust Notification; Consents; Reasonable Best Efforts	53
4.10	Filing with State Office	55
4.11	Directors’ and Officers’ Indemnification and Insurance	55
4.12	Press Releases	57
4.13	State Takeover Laws; Charter Provisions; No Rights Plan	57
4.14	Employee Benefits and Contracts	58
4.15	Shareholder Litigation	59
4.16	NASDAQ; Post-Closing SEC Reports	60
4.17	FIRPTA Company Certificate	60
4.18	Conduct of Parent and Sub	60
4.19	Section 16 Matters	60
4.20	Governance Matters	61
4.21	SEC Reports	61

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4.22	Post-Closing Restructuring	61

Article 5 Conditions Precedent to Obligations to Consummate		62

5.1	Conditions to Obligations of Each Party	62
5.2	Conditions to Obligations of Parent and Sub	63
5.3	Conditions to Obligations of the Company	64

Article 6 Termination		65

6.1	Termination	65
6.2	Effect of Termination	67
6.3	Expenses	68

Article 7 Miscellaneous		69

7.1	Definitions	69
7.2	Non-Survival of Representations, Warranties and Agreements	81
7.3	Disclosure Schedules	81
7.4	Governing Law; Jurisdiction	81
7.5	WAIVER OF JURY TRIAL	81
7.6	Severability; Construction	82
7.7	Specific Performance	82
7.8	Entire Agreement	82
7.9	Amendments	83
7.10	Extension; Waivers	83
7.11	Parties in Interest	83
7.12	Assignment	83
7.13	Notices	84
7.14	Counterparts	85
7.15	Captions; Articles and Sections	85
7.16	Interpretations	85

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 3, 2015, by and among OPKO HEALTH, INC., a Delaware corporation (“Parent”); BAMBOO ACQUISITION, INC., a New Jersey corporation (“Sub”); and BIO-REFERENCE LABORATORIES, INC., a New Jersey corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Board”) has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its shareholders, and declared it advisable to enter into this Agreement with Parent and Sub and consummate the transactions described herein;

WHEREAS, the board of directors of Parent and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Parent, Sub and their stockholders and sole shareholder, respectively, and have determined that it is in the best interests of Parent and Sub and their stockholders and sole shareholder, respectively, and declared it advisable, to enter into this Agreement and consummate the transactions described herein;

WHEREAS, the Board has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole shareholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at the Effective Time, Sub shall merge with and into the Company, with the Company surviving such merger, and the outstanding shares of Company Common Stock shall be converted into the right to receive shares of Parent Common Stock (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article 1
Transactions and Terms of Merger

1.1            Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of the New Jersey Business Corporation Act (as amended, the “NJBCA”) and with the effects provided in the NJBCA (the “Merger”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of New Jersey. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Sub, all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and Sub shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in each of the Company and Sub shall not revert or be in any way impaired by reason of such Merger, the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Sub and any claim existing or action or proceeding pending by or against each of the Company and Sub may be enforced as if such Merger had not taken place, and neither the rights of creditors nor any liens upon, or security interests in, the property of each the Company and Sub shall be impaired by such merger or consolidation.

1.2            Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Greenberg Traurig, P.A., 333 S.E. Second Avenue, Suite 4400, Miami, FL 33131 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3            Effective Time.

Concurrently with the Closing, the Company, Parent and Sub shall cause a certificate of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and a plan of merger substantially in the form attached hereto as Exhibit B, to each be duly executed and filed with the office of the Department of the Treasury of New Jersey as provided under the NJBCA. The Merger shall become effective on the date and time at which the Certificate of Merger have been properly filed with the Department of the Treasury of

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the State of New Jersey or at such later date and time as is agreed between the Parties and specified in the Certificate of Merger, but in no event more than ninety (90) days after the date of filing the Certificate of Merger with the Department of the Treasury of the State of New Jersey, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the NJBCA.

1.4           Charter and Bylaws.

At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Sub in effect immediately prior to the Effective Time, and the bylaws of the Surviving Corporation shall be the bylaws of Sub in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their respective terms and the NJBCA, provided that each shall be amended to change the name of the Company therein to “BIO-REFERENCE LABORATORIES, INC.”.

1.5            Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be the directors of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the NJBCA. The officers of Sub in office immediately prior to the Effective Time (together with such additional persons as may be elected to become officers of the Surviving Corporation effective as of the Effective Time) shall be the officers of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the NJBCA.

1.6            Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Sub or any holder of Company Common Stock:

(a)                 Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). The Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

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(b)                Shares Held by the Company or Parent. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock held in treasury by the Company) or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c)                 Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(b)) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive Parent Common Stock in the ratio of 2.75 (the “Exchange Ratio”) shares of Parent Common Stock for such share of Company Common Stock (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d)                Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fraction of a share of Parent Common Stock, one share of Parent Common Stock.

1.7            Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any payments to be made under Section 1.6 and any other number or amount contained herein which is based upon the number of shares of Company Common Stock shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and other awards under the Company Option Plan, the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision in this Agreement.

1.8            Stock Options.

(a)                 Prior to the Effective Time, the Board shall take all necessary actions so that each option to purchase shares of Company Common Stock granted by the Company, whether granted pursuant to the Company Option Plan (individually, a “Company Plan Option”) or otherwise (collectively, including all Company Plan Options, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be

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converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the Company Option Plan and/or stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its compensation committee shall be substituted for the Company and the compensation committee of the Board (including, if applicable, the Board) administering such Company Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Option), (iii) the number of shares of Parent Common Stock subject to such Company Options shall be equal to the number of shares of Company Common Stock subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 1.8(a), each Company Option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative Tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of the Company and Parent shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(a).

(b)               As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.8(a) after giving effect to the Merger), and Parent shall comply with the terms of each Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such Company Option Plan, that Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options that qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section 1.8. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

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1.9            Exchange Procedures.

(a)                 On the Closing Date, Parent shall make available to Parent’s transfer agent or another exchange agent selected by Parent and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the shares of the Parent Common Stock issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of (i)  any share of Company Common Stock represented by a Company Certificate upon surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) any Book-Entry Share upon receipt of an “agent’s message” by the Exchange Agent, together with such other evidence, if any, of the transfer as the Exchange Agent may reasonably request. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

(b)                After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) shall submit a duly completed and validly executed letter of transmittal, duly endorsed as the Exchange Agent may require (or, in the case of Book-Entry Shares, such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) together with (except in the case of a holder of Book-Entry Shares) the Company Certificate or Company Certificates representing such shares and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more shares of Parent Common Stock which shall be in uncertificated book

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entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.6. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

(c)                 Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local, or foreign Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be. Each of Parent, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made.

(d)                Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to Parent (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to Parent, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e)                 Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                 If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of Parent and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

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1.10          Rights of Former Company Shareholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent required by Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for Parent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the Parent Common Stock (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

Article 2
Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Proxy Statement on Schedule 14A filed with the SEC on May 28, 2014, the Annual Report on Form 10-K for the fiscal year ended October 31, 2014 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly

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cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (the “Filed Company SEC Documents”):

2.1           Organization, Standing, and Corporate Power.

(a)                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.2            Articles of Incorporation and Bylaws.

The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, in each case as amended to the date of this Agreement, of the Company and each Company Subsidiary (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company and the Company Subsidiaries are in compliance with the material terms of the Company Organizational Documents.

2.3            Capitalization.

(a)                 The authorized capital of the Company consists of 35,000,000 shares of Company Common Stock and 1,666,667 shares of Company Preferred Stock, 3,000 of which are designated as Series A Junior Participating Preferred Stock. At the close of business on June 1, 2015, (i) 27,802,976 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 138,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.3 of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on June 1, 2015, of all Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices. With respect to

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the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(b)                Except for the Company Options, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

(c)                 Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, the Company or a Company Subsidiary is the record and beneficial owner of all of the outstanding shares of capital stock (or other equity interests) of each Company Subsidiary, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the

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items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock (or other equity interests) of any Company Subsidiary. All Subsidiary Securities of any Company Subsidiary incorporated or formed in a jurisdiction located within the United States of America are duly authorized, validly issued, fully paid and nonassessable.

2.4            Authority; Noncontravention; Voting Requirements.

(a)                 The Company has all necessary corporate power and authority to execute and deliver this Agreement subject to obtaining the Required Company Vote, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized and approved by the Board, and except for obtaining the Required Company Vote, no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)                Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) assuming the Required Company Vote is obtained, conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5 and Section 3.2 and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 and Section 3.2 are made and any applicable waiting periods referred to therein have expired, conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or Asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a Default under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of, any Contract or Lease to which any Company Entity is a party, or result in the creation of a Lien upon any of the Assets of

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the Company or any Company Subsidiary other than, in the case of clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                 The Board, at a meeting duly called and held, at which all directors of the Company were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the Company and its shareholders, (ii) approving, adopting and authorizing this Agreement, the Merger and the other transactions contemplated hereby, (iii) directing that the approval of this Agreement and the Merger be submitted to a vote at a meeting of the shareholders of the Company, and (iv) recommending that the shareholders of the Company approve this Agreement, subject to the terms and conditions hereof (the “Company Board Recommendation”).

(d)                The Required Company Vote constitutes the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

2.5            Governmental Approvals.

Except for (i) the filing with the SEC of the Proxy Statement/Prospectus, the Registration Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act, the rules of the NASDAQ and state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey as provided under the NJBCA, (iii) the filing of all applications, consents, approvals, authorizations and notices, as required by CMS, FDA, federally recognized but privately operating accrediting organizations, or any other federal, state, local or foreign Governmental Entity, including such entities that are concerned with or regulate clinical laboratories, or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”), each as set forth in Section 2.5 of the Company Disclosure Schedule, and (iv) filings required under, and compliance with other applicable requirements of, the Antitrust Laws, including filings required under the HSR Act and the Foreign Antitrust Filings (the items listed in Section 2.5 of the Company Disclosure Schedule and the requirements referenced in clauses (i)-(iv) of this Section 2.5 being referred to collectively as the “Governmental Approvals”), no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

2.6            Company SEC Documents; Undisclosed Liabilities.

(a)                 Since November 1, 2011, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the

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applicable requirements of the Securities Laws and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

(c)                 The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a−15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s Assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended October 31, 2014 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a−15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the

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reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a−15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)                To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e)                 Since November 1, 2011, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)                 Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

(g)                Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract or Lease, except for Liabilities (i) reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of October 31, 2014 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance

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Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby or (iv) as is not reasonably likely to be material to the Company’s financial condition or liquidity.

2.7            Absence of Certain Changes.

(a)                 Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, as provided in or contemplated by this Agreement, or as required by applicable Law. Neither the Company nor any of the Company Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.2.

(b)                Since the Balance Sheet Date, there has not been any state of facts, change, event, effect or occurrence that has had, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.8            Litigation.

As of the date hereof and at any time since January 1, 2012, except as set forth in Section 2.8 of the Company Disclosure Schedule, (i) there is no and has not been any Litigation instituted by or pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of its or their Assets and (ii) neither the Company nor the Company Subsidiaries nor any of their respective Assets is or has been subject, or, to the Knowledge of the Company, threatened to be subject, to any outstanding Order.

2.9            Compliance with Laws; Permits.

Except as set forth in Section 2.9 of the Company Disclosure Schedule, since January 1, 2012, the Company and the Company Subsidiaries have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to the Company or any Company Subsidiary. Since January 1, 2012, the Company and each of the Company Subsidiaries have held and currently hold all Permits material to the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. (i) No revocation or cancellation of any such material Permit is pending, and (ii) since January 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of all such Permits.

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2.10           Information Supplied.

(a)                 None of the information to be supplied by the Company and included in the Registration Statement to be filed by Parent with the SEC in connection with the Parent Common Stock, will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b)                None of the information to be included in the Proxy Statement/Prospectus to be mailed to the Company’s shareholders, and any other documents to be filed by the Company or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) that is supplied by the Company or any of its Affiliates for inclusion therein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of the Company, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company shareholder meeting to consider the Merger, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c)                 All documents that the Company or its Affiliates are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

2.11          Tax Matters.

Except as set forth in the applicable subsection of Section 2.11 of the Company Disclosure Schedule:

(a)                 The Company and each Company Subsidiary have filed when due (taking into account valid extensions): (i) all material Tax Returns required by applicable Law to be filed with respect to it; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes (whether or not reflected on any Tax Return) owed by the Company and the Company Subsidiaries, if required to have been paid, have been paid (except for Taxes that are being contested in good faith or reserved for on the financial statements of the Company and the Company Subsidiaries); and (iv) as of the date of the latest financial statements of the Company, any Liability of the Company or any Company Subsidiary for accrued Taxes not yet due and payable, or which are being contested, has been provided for on the financial statements of the Company to the extent required by and in accordance with GAAP.

(b)                There is no outstanding request for any extension of time for any of the Company or the Company Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business consistent with past practice, and there has

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been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Company or the Company Subsidiaries.

(c)                 There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of the Company and the Company Subsidiaries.

(d)                No written claim has been made that is currently pending by an authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction, and to the Knowledge of the Company no other such claim has been made.

(e)                 No Audits are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. No written notification has been received by the Company or any Company Subsidiary that an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary, and to the Knowledge of the Company, no other such notification has been received by the Company or any Company Subsidiary.

(f)                 All Tax deficiencies that have been claimed, proposed, assessed or asserted against the Company or any Company Subsidiary have been fully paid or finally settled.

(g)                The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws) and have, within the time and the manner prescribed by Law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under the applicable Tax Laws.

(h)                The Company and each Company Subsidiary have collected all material sales, use, value added and other Taxes required to be collected, have remitted, or will remit within the time and in the manner prescribed by law, all such amounts to the appropriate Governmental Entity, and have paid all material sales, use, value added and other Taxes to the appropriate Governmental Entity in cases where collection from another party was not required.

(i)                  Neither the Company nor any Company Subsidiary (i) is a party to any Tax sharing, Tax indemnification, or Tax allocation Contract, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (iii) is liable or responsible for the Tax Liability of any other Person under Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or foreign Tax Law (other than the liability of other members of the consolidated group of which the Company is parent), as a withholding agent or collection agent, or as a transferee or successor (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

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(j)                  During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)                To the Knowledge of the Company, neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

2.12          Labor Relations.

(a)                 The Company and each Company Subsidiary have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or Social Security payments and/or Taxes. To the Knowledge of the Company, neither the Company nor any Company Subsidiary currently employs any Person who is not permitted to work in the jurisdiction in which such Person is employed. The Company and each Company Subsidiary have complied in all material respects with all Laws that could require overtime to be paid to any current employee of the Company and/or Company Subsidiaries. Since January 1, 2012, no current employee has brought or threatened in writing or, to the Knowledge of the Company, threatened orally to bring a material claim for unpaid compensation or employee benefits, including overtime amounts, and no former employee has any claim pending or threatened in writing or, to the Knowledge of the Company, threatened orally to bring a material claim for unpaid compensation or employee benefits, including, without limitation, overtime amounts.

(b)                Neither the Company nor any Company Subsidiary is delinquent in payments to any of its current employees for any material amount of wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c)                 Since January 1, 2012, there has not been an unfair labor practice complaint made against the Company or any Company Subsidiary before any Governmental Entity and no such complaint is pending.

(d)                Since January 1, 2012, there has not been a labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary.

(e)                 No labor union represents any employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no labor union has taken any material action with respect to organizing the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or union contract.

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(f)                 All material sums due for employee compensation and benefits have been duly and adequately accrued on the financial statements of the Company to the extent required by GAAP applied on a consistent basis.

(g)                To the Knowledge of the Company, any individual who performs or performed services for the Company or any Company Subsidiary and who is not treated as an employee for U.S. federal income Tax purposes by the Company or for income Tax purposes of the relevant jurisdiction of such Company Subsidiary, is not an employee under applicable Laws.

(h)                To the Knowledge of the Company, as of the date hereof, no officer or key employee presently intends to terminate their respective employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a present intention to terminate the employment of any of the foregoing.

(i)                  Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, the employment of all Persons and officers currently employed by the Company and any Company Subsidiary is terminable at will. All material sums due for employee compensation and benefits and all accrued vacation time owing to any employees of the Company or any Company Subsidiary have been duly and adequately accrued on the accounting records of the Company, in each case in accordance with GAAP applied on a consistent basis.

(j)                  Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, (i) each current or former employee, officer and consultant of the Company and of each Company Subsidiary has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or any Company Subsidiary is assigned to the Company, and (ii) to the Knowledge of the Company, none of the Company’s or any Company Subsidiaries’ current or former employees, officers or consultants are in material violation thereof.

(k)                Since November 1, 2014, none of the Company or any Company Subsidiary has taken any material action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(l)                  Prior to the date of this Agreement, each officer or employee of the Company and of each Company Subsidiary listed in Section 2.12(l) of the Company Disclosure Schedule has entered into an amendment to his or her employment agreement with the Company or such Company Subsidiary, as applicable, substantially in the form attached hereto as Exhibit B, and each such employment agreement, as amended, is in full force and effect.

2.13          Employee Benefits Plans.

(a)                 Section 2.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”)), whether or not

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subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries, or (ii) under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans”. For purposes of this Section 2.13, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(b)                With respect to each Plan, the Company has provided or made available to Parent complete and correct copies of (i) all plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent determination letter, if applicable, (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) any non-discrimination testing results and (C) audited financial statements and actuarial valuation reports to the extent applicable (v) material communications received from or sent to any Governmental Entity relating to any ongoing compliance matter, and (vi) all amendments to any such Plan.

(c)                 With respect to each Plan: (i) each Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) except as set forth in Section 2.13(c) of the Company Disclosure Schedule, no Plan is a split-dollar life insurance program; (vi) no Plan provides for loans to executive officers (within the meaning of the Sarbanes Oxley Act of 2002); (vii) no Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or is funded through a trust intended to be exempt from federal income Tax pursuant to

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Section 501(c)(9) of the Code; (viii) no Plan is maintained outside the United States; (ix) there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Plans with respect to the operation of such arrangements (other than routine benefit claims); (x)  no Plan is under audit or, to the Company’s Knowledge, investigation by any Governmental Entity; (xi) all payments required to be made by the Company under any Plan, any Contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each Plan, applicable Law and GAAP; (xii) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year; (xiii) the Company may amend or terminate each Plan (other than individual arrangements or Plans required by applicable Law) at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and administrative expenses associated with such termination; and (xiv) no Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Plans that are fully-insured.

(d)                None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e)                 No Plan is (i) a Multiemployer Plan or other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), and neither the Company nor any ERISA Affiliate has any obligation to contribute to, or has any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan or any Multiemployer Plan.

(f)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or other service provider of the Company and the Company Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the

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imposition of the excise taxes required by Section 4999 of the Code, any Taxes required by Section 409A of the Code, or as part of severance arrangements.

(g)                With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company has substantially complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable Laws in all material respects.

2.14          Environmental Matters.

(a)                 (i) The Company and the Company Subsidiaries comply, and have complied in all material respects since January 1, 2012, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, and application for, all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries; (ii) except as set forth in Section 2.14 of the Company Disclosure Schedule, there have been no Releases of Materials of Environmental Concern at any of the properties at which the Company or any Company Subsidiary owns, leases or operates under circumstances that are reasonably likely to result in liability of the Company or the Company Subsidiaries under any applicable Environmental Law; (iii) except as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or Released any Materials of Environmental Concern; (iv) except as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries has received any written notification alleging that it is liable for, or any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar U.S. state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such notification or request for information has been resolved with the appropriate Governmental Entity or otherwise; and (v) except as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries has received any written claim, notice or complaint, and no Litigation is pending, in each case that alleges a violation by or a liability of the Company or the Company Subsidiaries of or under any Environmental Laws, and to the Knowledge of the Company no such Litigation is threatened.

(b)                The representations and warranties contained in this Section 2.14 are the sole representations of the Company relating to Environmental Laws, Environmental Permits and Materials of Environmental Concern.

2.15          Intellectual Property.

(a)                 The Company and each of the Company Subsidiaries (i) own all right, title and interest in and to the Owned Intellectual Property, a true and complete list of which is set forth in Section 2.15(a) of the Company Disclosure Schedule or (ii) are licensed or otherwise possess sufficient right to use and enforce all Owned Intellectual Property. All trademarks,

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Copyrights, and Patents that are the subject of an application for registration or a registration issued, filed with or recorded by any Governmental Entity and included in the Owned Intellectual Property (collectively, “Company Registered Intellectual Property”) are set forth in Section 2.15(a) of the Company Disclosure Schedule. The Company Registered Intellectual Property is valid, subsisting and enforceable (or in the case of applications for registration thereof, properly applied for) and held in the name of the Company or the Company Subsidiaries, and there has been no final and unappealable decision from a court, patent office, or other regulatory agency rendering any Company Registered Intellectual Property invalid or unenforceable. For purposes of this Agreement, “Intellectual Property” shall mean: (i) patents, patent applications of any kind (including, without limitation, provisional, utility, design, divisionals, continuations, continuations in part and reissue applications and foreign counterparts thereof), inventions, discoveries, inventor’s certificates, and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (ii) rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iii) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor; (iv) all trade secrets, and other confidential information, including, to the extent held as a trade secret or as confidential information: technology, know how, data, processes, schematics, business methods, formulae, drawings, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (v) copyrighted and copyrightable writings, published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, designs, specifications, derivative works in any jurisdiction for the foregoing, and any renewals or extensions thereof (“Copyrights”); (vi) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; and (vii) any and all other intellectual property or similar type of proprietary rights relating to any of the foregoing.

(b)                (i) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any of the Owned Intellectual Property, including by any employee or former employee of any of the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries (including the provision of the Company Services) as currently conducted does not violate, infringe or misappropriate any Intellectual Property of, or violate any Company Material Contract with, any third party, (iii) there is no pending or, to the Knowledge of the Company, threatened, claim or litigation against the Company or any Company Subsidiary, contesting the validity, enforceability or ownership of the Owned Intellectual Property or right of the Company or any Company Subsidiary to exercise the rights therein, and (iv) is no claim or proceeding pending against the Company, or to the Knowledge of

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the Company threatened, alleging that the Company or any Company Subsidiary have infringed or misappropriated any Intellectual Property of any third party.

(c)                 Other than agreements between the Company and any Company Subsidiary and their respective employees and consultants, non-disclosure agreements entered into in the ordinary course of business consistent with past practice, agreements for the use of commercially available software, and service, support and maintenance agreements entered into in the ordinary course of business consistent with past practice, Section 2.15(c) of the Company Disclosure Schedule sets forth a complete list of all (i) material licenses, sublicenses and other agreements in which the Company or any Company Subsidiary have granted to any Person the right to make, use, sell, offer for sale, have made or import the Owned Intellectual Property, (ii) material agreements, contracts or licenses under which any of the Company or any Company Subsidiary is obligated to pay fees or royalties to any Person in connection with the use of any Intellectual Property, and (iii) all other material indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company or any Company Subsidiary is a party relating to the Intellectual Property.

(d)                To the Knowledge of the Company, no employee, independent contractor, consultant or agent of the Company or any Company Subsidiary has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or any Company Subsidiary.

(e)                 To the Knowledge of the Company, each employee of, or consultant to, the Company Entities, that has performed services relevant to the Owned Intellectual Property for the Company or any Company Subsidiary that is material to the Company’s or any Company Subsidiary’s operations has assigned to the Company or a Company Subsidiary any and all rights, title and interest in and to such Intellectual Property.

(f)                 To the Knowledge of the Company, the Company has taken reasonable precautions customary in the territory and industry in which the Company operates to protect the secrecy, confidentiality, and value of its material Trade Secrets, that it intends to maintain as trade secrets under applicable Laws and, to the Knowledge of the Company, such Trade Secrets have not been divulged to any third party except pursuant to a properly executed standard confidentiality and non-disclosure agreement or other similar written obligations of confidentiality and, to the Knowledge of the Company, no Person has breached such agreement.

(g)                No Owned Intellectual Property right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(h)                Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Owned Intellectual Property was not developed using any federal or university funding, resources or staff and no government entity or university has any rights to any of the Owned Intellectual Property.

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2.16          Healthcare Regulatory and Related Matters.

(a)                 The Company and the Company Subsidiaries are and have been, since January 1, 2010, in compliance in all material respects with (i) all Laws (including all rules, regulations and policies) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product (if any), service or other Asset of the Company and the Company Subsidiaries is bound or affected.

(b)                Since January 1, 2010, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, revocation of CLIA certification, any certificate of accreditation issued by a CMS recognized accrediting organization, revocation of any State or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c)                 Since January 1, 2013, the Company and the Company Subsidiaries have held all material Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the material rights of the holder of any such Healthcare Regulatory Authorization.

(d)                Section 2.16(d) of the Company Disclosure Schedule contains a complete and accurate list of the top twenty (20) Laboratory Developed Tests (“LDT”), as that term has been defined by the FDA in its 2014 Guidance entitled “Framework for Regulatory Oversight of Laboratory Developed Tests,” of the Company, based on the net consolidated revenue generated by each such LDT during the Company’s most recently completed fiscal year.

(e)                 No notification has been received by any Company Entity from any Regulatory Authority that would reasonably be expected to preclude the Company from continuing to use such LDTs. No applications or notifications made or other materials submitted by the Company Entities to any Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter.

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(f)                 Neither the Company nor the Company Subsidiaries manufacture, distribute, or use any medical device, drug or biologic is required to be, but which has not been approved, cleared or waived by the FDA and none of the Company’s LDTs or any Company Service is the subject of any clinical investigation under 21 C.F.R. pt. 312 or 21 C.F.R. pt. 812, or otherwise.

(g)                Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, manufacturing or provision of Company Services or products offered or to be offered by the Company, if any, which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(h)                The Company has made available to Parent all material reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2013.

(i)                  All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries since January 1, 2010 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j)                  All clinical testing conducted by or on behalf of the Company Entities is being conducted in material compliance with requirements of CLIA and, as applicable, in accordance with Good Laboratory Practices as set forth in 21 C.F.R. pt. 58.

(k)                (i) Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and (ii) there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling (if any) or promotion of, or otherwise alleging any violation of Law with respect to, a product if any, manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(l)                  Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, any Company Services or products, if any, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company

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Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(m)              No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals necessary to consummate the Merger or the other transactions contemplated by this Agreement.

(n)                Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any of their respective laboratories has been on “pre-payment review” by any Medicare Administrative Contractor or by CMS, or a corrective action plan with CMS or corporate integrity agreement with OIG. Since January 1, 2010, except as listed in Section 2.16(n) of the Company Disclosure Schedule, no claim that has been submitted by or on behalf of the Company or any of its Subsidiaries or any of their respective laboratories is, to the knowledge of the Company, under or has been under reconsideration pursuant to Social Security Act § 1869(b). For any calendar year since 2009, neither the Company nor any of its Subsidiaries nor any of their respective laboratories has had total Medicare or Medicaid rates of disallowance of claims or parts thereof that exceeded five percent of the total dollar value of claims submitted to any payor.

(o)                Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any of their respective laboratories has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does the Company have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

2.17          Real Property.

The Company has no Owned Real Property and the Company or a Company Subsidiary has a valid leasehold interest in all of its Leased Real Properties, free and clear of all Liens. Such Leased Real Property is sufficient to conduct the Company’s and the Company’s Subsidiaries’ respective businesses as currently conducted in all material respects. The Company has delivered to Parent a true and complete copy of each Lease to each material Leased Real Property of the Company and the Company’s subsidiaries, and each amendment thereto, a true and complete list of which is set forth in Section 2.17 of the Company Disclosure Schedule. Except as may be limited by the Bankruptcy and Equity Exception, all such Leases are valid and in full force and effect against the Company or any Company Subsidiary party

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thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such Leases, any existing Default by the Company or any Company Subsidiary which would result in the termination of such Leases.

2.18          Material Contracts.

Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company). The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has in all material respects performed all obligations required to be performed by it under each Company Material Contract. There is no Default under any Company Material Contract by the Company or any Company Subsidiary with respect to its material obligations thereunder, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material Default thereunder by the Company or any Company Subsidiary or to the Knowledge of the Company, by any other party thereto.

2.19          Accounts Receivable.

All accounts receivable and other amounts due the Company or any of its Subsidiaries (“Receivables”) are fairly reflected on its consolidated balance sheet (the “Most Recent Balance Sheet”) as of January 31, 2015 (the “Most Recent Balance Sheet Date”) and in the records and books of account of the Company or any of its Subsidiaries since the Most Recent Balance Sheet Date have arisen in the ordinary course of business consistent with past practice, represent enforceable obligations to the Company or its Subsidiaries arising from sales actually made or services actually performed and, subject only to consistently recorded contractual adjustments and reserves for bad debts established in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and are not and will not, be subject to any contests, claims, counterclaims or setoffs. Since the Most Recent Balance Sheet Date there has been no materially adverse change in the amount or collectability of the Receivables or the related provisions or reserves from that reflected in the Most Recent Balance Sheet. Section 2.19 of the Company Disclosure Schedule contains a complete and accurate aging of all Receivables of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date setting forth the (i) customer or third party payor names and (ii) the amounts owed by each. Except as set forth in Section 2.19 of the Company Disclosure Schedule, to the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay any material obligations to the Company or its Subsidiaries, as applicable, for any reason, or has otherwise made a material claim to set off or similar claim.

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2.20           Insurance.

The Company maintains for itself and the Company Subsidiaries insurance policies covering the Company’s property and equipment and director and officer liability in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the material business and assets of the Company and the Company Subsidiaries. All of such insurance policies are in full force and effect and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practice, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy of the Company and the Company Subsidiaries during the period of one year prior to the date hereof, which policy was not or could not be replaced without a material increase in premium or reduction in coverage.

2.21           Related Party Transactions.

No current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or the Company Subsidiaries or has any material interest in any material property used by the Company or the Company Subsidiaries or is a Person that is a party to any Contract or any Lease, in each case, that would be required to be disclosed under Item 404 of regulation S-K of the Securities Act.

2.22           Questionable Payments.

Since January 1, 2010, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23           Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Parent, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of the State of New Jersey or any other state or jurisdiction, including the “New Jersey Shareholders’ Protection Act” statutes set forth in Section 14A:10A-1 et seq. of the NJBCA (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

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2.24           Opinion of Financial Advisor.

The Board has received the opinion of Allen & Company LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on, and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than any Parent Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

2.25           Brokers and Finders.

Except for the Company Financial Advisor, the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary or Affiliate. The Company has made available to Parent a true and complete copy of the engagement letter (including any amendments thereto) with the Company Financial Advisor, which engagement letter (as so amended, if applicable) sets forth all of the fees of the Company Financial Advisor payable by the Company in connection with the Merger and the other transactions contemplated hereby.

2.26           Tax and Regulatory Matters.

No Company Entity or, to the Knowledge of Company, any Affiliate thereof has taken or agreed to take any action, and the Company does not have any Knowledge of any agreement, plan or other circumstance that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) to materially impede or delay receipt of any of the Governmental Approvals which are conditions precedents under Section 5.1(c) of this Agreement.

Article 3
Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule or as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the exhibits thereto) or in any Parent SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

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3.1            Organization, Standing, and Power.

(a)                 Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                Each Parent Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. Each Parent Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.2            Authority; Noncontravention; Voting Requirements

(a)                 Each of Parent and Sub has all necessary corporate right, power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Parent as the sole shareholder of Sub, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub have been duly and validly authorized by their respective boards of directors and, other than Parent’s adoption of this Agreement in its capacity as the sole shareholder of Sub, no other corporate proceedings or approvals on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by each of Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger). Each of Parent and Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and Sub, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

(b)                Neither the execution and delivery of this Agreement by Parent and Sub nor the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub, as applicable, nor compliance by each of Parent and Sub, as applicable, with any of the terms or provisions hereof, as applicable, will (i) conflict with or violate any provision of the Organizational Documents of Parent or Sub, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5, Section 3.2 and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 and Section 3.2 are made and any

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applicable waiting periods referred to therein have expired, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or Sub or by which any of their Assets are bound or affected, or (iii) result in any breach of or constitute a Default under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of any Contract to which any Parent Entity is a party, or result in the creation of a Lien on any of the Assets of Parent or Sub, other than, in the case of clauses (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.3            Required Filings and Consents.

Except for the Governmental Approvals, no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby.

3.4            Capital Stock.

(a)                 The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, of which 464,411,844 shares were issued and 463,291,477 shares were outstanding at the close of business on June 2, 2015, and (ii) 10,000,000 shares of preferred stock of Parent, of which no shares were issued and outstanding at the close of business on June 2, 2015. As of the date of this Agreement, no more than 24,970,984 shares of Parent Common Stock are subject to Parent Options in respect of Parent Common Stock and no more than 10,353,181 shares of Parent Common Stock are reserved for future grants under the Parent Stock Plan. Upon any issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plan, such shares will be duly and validly issued and fully paid and nonassessable. As of the date of this Agreement, no more than 2,253,902 shares of Parent Common Stock are issuable upon the exercise of Parent Warrants. As of the date of this Agreement, no more than 6,680,773 shares of Parent Common Stock are issuable upon the conversion of Parent’s 3.00% convertible senior notes due 2033 (the “Parent Notes”). Except for Parent Options, Parent Warrants and the Parent Notes, there are on the date hereof no outstanding (i) securities of Parent convertible into, exercisable or exchangeable for shares of capital stock or voting securities or ownership interests in Parent, and (ii) options, warrants, rights or other agreements or commitments requiring Parent to issue, or other obligations of Parent to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Parent (or, in each case, the economic equivalent thereof). No Parent Entity owns any capital stock of Parent.

(b)                All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable

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under the General Corporation Law of the State of Delaware. None of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights.

3.5            Parent Subsidiaries.

Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Parent Subsidiary, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of Parent or any Parent Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Parent Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Parent or any Parent Subsidiary, or obligations of Parent or any Parent Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Parent Subsidiary, (iii) obligations of Parent or any Parent Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Parent Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Parent Subsidiaries, being referred to collectively as “Parent Securities”), or (iv) obligations of Parent or any Parent Subsidiary to make any payment based on the value of any shares of any Parent Subsidiary. There are no outstanding obligations of Parent or any Parent Subsidiary to purchase, redeem or otherwise acquire any outstanding Parent Securities. There are no voting trusts or other Contracts to which Parent or any Parent Subsidiary is a party with respect to the voting of capital stock (or other equity interests) of any Company Subsidiary. All Parent Securities of any Parent Subsidiary incorporated or formed in a jurisdiction located within the United States of America are duly authorized, validly issued, fully paid and nonassessable.

3.6            SEC Filings; Financial Statements.

(a)                 Parent has timely filed all SEC Documents required to be filed by Parent since January 1, 2012 (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except to the extent updated, amended, restated or corrected by a subsequent SEC Document filed or furnished to the SEC by Parent and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the mailing of such proxy statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports and (ii) to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Parent Subsidiary is required to file any SEC Documents.

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(b)                Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis for the periods presented (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X), and presented fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(c)                 Since January 1, 2012, Parent and each Parent Entity has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d)                Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)                 Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Reports.

3.7               Absence of Undisclosed Liabilities.

No Parent Entity has incurred any Liability, including those arising under any Law and those arising under any Contract, except (i) such Liabilities incurred after December 31, 2014 in the ordinary course of business consistent with past practice, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are reflected or reserved against in the consolidated balance sheets of Parent as of December 31, 2014, included in the Parent SEC Reports, or (iv) as is not reasonably likely to have a Parent Material Adverse Effect.

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3.8              Absence of Certain Changes or Events.

(a)                 Since December 31, 2014, there has not been any state of facts, change, event, effect or occurrence that has had, or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                Since December 31, 2014, Parent has carried on its businesses only in the ordinary course consistent with past practice.

3.9               Tax Matters.

Except as set forth in the applicable subsection of Section 3.9 of the Parent Disclosure Schedule:

(a)                 The Parent Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Parent Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course consistent with past practice). All material Taxes of the Parent Entities (whether or not shown on any Tax Return) if required to have been paid, have been paid (except for Taxes which are being contested in good faith) or reserved for on the Parent’s financial statements. Any Liability of the Parent Entities for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for in the financial statements of the Parent Entities to the extent required by and in accordance with GAAP. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Parent Entities. No claim has ever been made in writing which is currently pending by an authority in a jurisdiction where any Parent Entity does not file a Tax Return that such Parent Entity may be subject to Taxes by that jurisdiction.

(b)                None of the Parent Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes which is currently pending, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Parent Entity. None of the Parent Entities has waived any statute of limitations in respect of any Taxes which are currently pending.

(c)                 Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all Tax deficiencies that have been claimed, proposed, assessed or asserted against the Parent Entities have been fully paid or finally settled.

(d)                Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar

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provisions under any state, local, and foreign Laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under the applicable Tax Laws.

3.10           Environmental Matters.

(a)                 (i) Each Parent Entity complies, and has complied in all material respects since January 1, 2012, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, and application for, all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Parent Entities; (ii) except as set forth in Section 3.10 of the Parent Disclosure Schedule, there have been no Releases of Materials of Environmental Concern at any of the properties which any Parent Entity owns, leases or operates under circumstances that are reasonably likely to result in liability of any Parent Entity under any applicable Environmental Law; (iii), except as set forth in Section 3.10 of the Parent Disclosure Schedule no Parent Entity has produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or Released any Materials of Environmental Concern; (iv) except as set forth in Section 3.10 of the Parent Disclosure Schedule, no Parent Entity has received any written notification alleging that it is liable for, or any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar U.S. state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such notification or request for information has been resolved with the appropriate Governmental Entity or otherwise; and (v) except as set forth in Section 3.10 of the Parent Disclosure Schedule, no Parent Entity has received any written claim, notice or complaint, and no Litigation is pending, in each case that alleges a violation by or a liability of any Parent Entity of or under any Environmental Laws, and to the Knowledge of the Parent no such Litigation is threatened.

(b)                The representations and warranties contained in this Section 3.10 are the sole representations of the Parent relating to Environmental Laws, Environmental Permits and Materials of Environmental Concern.

3.11           Intellectual Property.

(a)                 Parent and the Parent Subsidiaries (i) own all right, title and interest in and to the Parent Owned Intellectual Property material to the conduct of their respective businesses or (ii) are licensed or otherwise possess sufficient right to use and enforce all Parent Owned Intellectual Property. The Parent Registered Intellectual Property is valid, subsisting and enforceable (or in the case of applications for registration thereof, properly applied for) and held in the name of Parent or the Parent Subsidiaries, and there has been no final and unappealable decision from a court, patent office, or other regulatory agency rendering any Parent Registered Intellectual Property invalid or unenforceable other than exceptions that would not materially affect the business of Parent and the Parent Subsidiaries taken as a whole.

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(b)               Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, (i) to the Knowledge of Parent, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any of the Parent Owned Intellectual Property, including by any employee or former employee of any of Parent or any Parent Subsidiary; (ii) to the Knowledge of the Parent, neither Parent’s use, development, manufacture, marketing, license, or sale of any Parent Product/Service currently licensed, utilized, sold, provided or furnished by Parent or any Parent Subsidiary nor the conduct of the business of Parent and the Parent Subsidiaries as currently conducted violates, infringes or misappropriates any Intellectual Property of, or violates any material Contract with, any third Person; (iii) to the Knowledge of Parent, the manufacture, sale, offer for sale, use, or importation of any Parent Product/Service, following any FDA approval or clearance of the same, will not infringe or misappropriate any Intellectual Property of any third Person; (iv) there is no pending or, to the Knowledge of Parent, threatened, claim or litigation against Parent or any Parent Subsidiary, contesting the validity, enforceability or ownership of the Parent Owned Intellectual Property or right of Parent or any Parent Subsidiary to exercise the rights therein; and (v) there is no claim or proceeding pending against Parent, or to the Knowledge of Parent threatened, alleging that Parent or any Parent Subsidiary by the use or sale of any Parent Product/Service have infringed or misappropriated any Intellectual Property of any third party.

(c)                 No employee, independent contractor, consultant or agent of Parent or any Parent Subsidiary has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of Parent or any Parent Subsidiary.

(d)                Each employee of, or consultant to, Parent or any Parent Subsidiary, that has performed services relevant to the Parent Owned Intellectual Property for Parent or any Parent Subsidiary that is material to Parent’s or any Parent Subsidiary’s operations has assigned to Parent or a Parent Subsidiary any and all rights, title and interest in and to such Intellectual Property.

(e)                 To the Knowledge of Parent, Parent has taken reasonable precautions customary in the territory and industry in which Parent operates to protect the secrecy, confidentiality, and value of its material Trade Secrets, that it intends to maintain as trade secrets under applicable Laws and, to the Knowledge of Parent, such Trade Secrets have not been divulged to any third party except pursuant to a properly executed standard confidentiality and non-disclosure agreement or other similar written obligations of confidentiality and, to the Knowledge of Parent, no Person has breached such agreement.

(f)                 No Parent Owned Intellectual Property right will terminate or cease to be a valid right of Parent by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated by this Agreement.

(g)                Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Owned Intellectual Property was

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not developed using any federal or university funding, resources or staff and no government entity or university has any rights to any of the Parent Owned Intellectual Property.

3.12           Regulatory and Related Matters.

(a)                 Each Parent Entity holds all Permits, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act of 1944, and the regulations of the FDA promulgated thereunder, from any Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent Products/Services and that in any such case is material to the conduct of their respective businesses as they are now being conducted (any such Governmental Entity, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect. Since January 1, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, except as would not be material to the conduct of Parent’s and each of its Subsidiaries’ respective businesses.

(b)                Since January 1, 2013, all applications, submissions, information and data utilized by Parent or Parent’s Subsidiaries as the basis for, or submitted by or, to the Knowledge of Parent, on behalf of Parent or Parent’s Subsidiaries in connection with, any and all requests for a Parent Permit relating to Parent or any of its Subsidiaries, and its respective business and Parent Products/Services, when submitted to the FDA or other Parent Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Parent Regulatory Agency.

(c)                 Since January 1, 2012, neither Parent, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries taken as a whole.

3.13           Compliance with Laws.

Since January 1, 2012, the Parent Entities have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to any Parent Entity. Since January 1, 2012, each Parent Entity has held and currently holds all material Permits reasonably necessary for the conduct of their respective businesses as they are now being

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conducted and such Permits are valid and in full force and effect. (i) No revocation or cancellation of any such material Permit is pending, and (ii) since January 1, 2012 no Parent Entity has received any written, or to the Knowledge of the Parent, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. Since January 1, 2012, each Parent Entity is in compliance in all material respects with the terms of such Permits.

3.14           Material Contracts.

No Parent Entity is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to a SEC Report filed by Parent with the SEC as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a SEC Report filed by Parent with the SEC: (i) the Contract is in full force and effect, except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a Default by Parent) and subject to the Bankruptcy and Equity Exception; (ii) no Parent Entity has failed to perform all of its material obligations thereunder, (iii) no Parent Entity is in Default thereunder; and (iv) no other party to any such Contract is, to the Knowledge of Parent, in Default in any respect or has repudiated or waived any material provision thereunder.

3.15           Tax and Regulatory Matters.

No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action, and Parent does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any of the Governmental Approvals.

3.16           Litigation.

As of the date hereof and at any time since January 1, 2012, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries taken as a whole, or as set forth in Section 3.16 of the Parent Disclosure Schedule, (i) there is no and has not been any Litigation instituted or pending, or, to the Knowledge of Parent, threatened against Parent or its Assets and (ii) neither Parent nor Sub nor any of their respective Assets is or has been subject, or, to the Knowledge of Parent, threatened to be subject, to any outstanding Order.

3.17           Information Supplied.

(a)                 None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(b)                None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in (i) the Proxy Statement/Prospectus to be mailed to the Company’s shareholders including any amendment or supplement thereto or (ii) any other documents to be filed by Parent or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed, distributed or disseminated to the shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting to consider the Merger contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                 All documents that Parent and its Affiliates are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law, including the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

3.18           Brokers and Finders.

Except for J.P. Morgan Securities LLC, the fees of which will be paid by the Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent or any Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby.

3.19           Ownership and Operations of Sub.

Parent, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby.

3.20           Ownership of Company Common Stock.

Neither Parent, Sub nor any Affiliate of Parent or Sub, beneficially owns (within the meaning of either Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Section 14A:10A-3 of the NJBCA), or will prior to the Effective Time beneficially own any shares of Company Common Stock, or is, or will be prior to the Effective Time, a party to any contract, arrangement or understanding (other than this Agreement and the other agreements contemplated herein) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

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Article 4
Conduct of Business Pending Consummation

4.1               Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of Parent shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify Parent promptly after receipt of any material communication (written or oral) between the Company or any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, and before giving any material submission to any Healthcare Regulatory Authority; and (d) take no action that would reasonably be likely to materially adversely affect the ability of any Party to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein. The Company further agrees to consult with Parent in connection with the implementation of any new or significantly revised billing system by the Company or any Company Subsidiary.

4.2               Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a)                 amend the Organizational Documents of any Company Entity;

(b)                incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to the Company or a wholly owned Company Entity, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) borrowing in the ordinary course of business consistent with past practice under the Company’s amended revolving note payable loan agreement in effect as of the date hereof or (iv) capital leases for equipment entered into in the ordinary course of business consistent with past practice not to exceed an aggregate amount of $5,000,000), or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

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(c)                 repurchase, redeem, or otherwise acquire or exchange (other than acquisitions or exchanges in the ordinary course consistent with past practice under the Company Option Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d)                (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock (other than the issuance of Company Common Stock issued upon the exercise of Company Options outstanding on the date hereof in accordance with the Company Option Plan or in connection with the replacement of certificates evidencing Company Common Stock, which certificates were lost or destroyed) or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) except pursuant to Section 1.8, accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e)                 adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber, (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity and other than encumbrances that are contemplated by subsections (i), (iv), (v), (vii) and (ix) of the definition of Permitted Liens) or (ii) except in the ordinary course of business consistent with past practice, any individual Asset (that is not an intangible Asset) having a book value in excess of $300,000 individually or $1,000,000 in the aggregate, except for like-kind exchanges of, and capital leases for, equipment in the ordinary course of business consistent with past practice;

(f)                 (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g)                (i) enter into any new line of business or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $16,000,000, (ii) dispose of, license, or permit to lapse any rights in any material Owned Intellectual Property, in each case, in this clause (ii) other than in the ordinary course of business consistent with past practice, or (iii) disclose to any Person, except pursuant to confidentiality obligations or requirements of Law,

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other than to Representatives of Parent, any material Trade Secret (provided that disclosure that is not authorized by the Company or any Company Subsidiary shall not constitute a breach of this Section 4.2(g)(iii);

(h)                (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for individual increases in base salary, wages or bonus opportunity of not more than ten percent (10%); or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, materially amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law or in the ordinary course of business consistent with past practice; (iii) hire or engage any employee or individual independent contractor of the Company, except for any employee or contractor (A) who does not have an M.D. or Ph.D. degree, or equivalent, and who has an aggregate annual base compensation that is not in excess of $200,000, or (B) who does have an M.D. or Ph.D. degree, or equivalent, and who is hired or engaged in the ordinary course of business consistent with past practice; or (iv) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i)                  (i) except in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make or change any material Tax election, (ii) file any amended Tax Return related to a material amount of Taxes, (iii) settle any Tax claim or assessment relating to the Company Entities and relating to a material amount of Taxes, or (iv) surrender any right to claim a refund relating to a material amount of Taxes;

(j)                  make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by statutory or regulatory accounting rules, GAAP or applicable laws, or regulatory requirements or regulatory interpretations with respect thereto (including pursuant to standards, guidelines and interpretations of the FASB or any similar organization);

(k)                except to the extent expressly permitted by Section 4.7, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)                  except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.2, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

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(m)              settle, commence (which for the avoidance of doubt does not include the commencement of counter claims or cross claims), or compromise any pending or threatened Litigation except with respect to settlements or agreements that involve only the payment of monetary damages not in excess of $300,000 individually or $1,000,000 in the aggregate and, in each case, related incidental provisions;

(n)                pay, discharge, or satisfy any material Liabilities, other than the payment, discharge, or satisfaction of Liabilities (i) when contractually scheduled to do so without acceleration and (ii) in the ordinary course of business consistent with past practice;

(o)                terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q)                agree or commit to do any of the foregoing.

4.3               Covenants of Parent.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Parent’s Disclosure Schedule, Parent covenants and agrees that it shall and shall cause each of the Parent Subsidiaries to (x) operate its business only in the ordinary course consistent with past practice, and (y) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Parent Entity from acquiring, discontinuing or disposing of any of its Assets or business if such action (A) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (B) is, in the judgment of Parent, desirable in the conduct of the business of the Parent Entities. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, Parent further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise contemplated herein or in the Parent Disclosure Schedule:

(a)                 amend the Organizational Documents of Parent or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect the Company or the holders of Company Common Stock relative to other holders of Parent Common Stock;

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(b)                repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course consistent with past practice under all “employee benefit plans” (as defined in ERISA) of any Parent Entity and other than pursuant to the conversion of Parent’s convertible notes governed by that certain indenture dated as of January 30, 2013 between Parent and Wells Fargo Bank, National Association, as trustee), directly or indirectly, more than ten percent (10%) of the current outstanding shares, or any securities convertible into any shares, of the capital stock of any Parent Entity, or declare or pay any dividend or make any other distribution in respect of Parent’s capital stock;

(c)                 adopt a plan of liquidation;

(d)                take any action, or knowingly fail to take any action, which action or failure to act prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)                 except for and excluding issuances contemplated by this Agreement, agreements disclosed in the Parent SEC Reports or pursuant to the exercise of stock options or other Equity Rights outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding shares or Equity Rights representing more than twenty percent (20%) of the current outstanding shares of Parent Common Stock, or any other capital stock of any Parent Entity (on an as-converted basis) whether by sale, transfer, merger, tender offer, share exchange, business combination, reorganization, recapitalization or otherwise; provided, however, that this Section 4.3 shall not prohibit Parent from issuing any securities (i) for cash or (ii) to acquire, directly or indirectly, any Assets or another business;

(f)                 take any action that would reasonably be expected to result in any of the conditions to the merger set forth in Article 5 not being satisfied; or

(g)                agree to take, make any commitment to take, or adopt any resolutions of Parent’s board of directors in support of, any of the actions prohibited by this Section 4.3.

4.4               Notification of Certain Matters.

(a)                 Each Party agrees to promptly notify the other Party upon becoming aware of (i) any notice or other written communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of the Company Subsidiaries, which, if pending on the date of this Agreement, would have been

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required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.15, the Company shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b)                The Company agrees to promptly notify Parent upon becoming aware of any final, nonappealable decision from a court, patent office, or other regulatory agency rendering any Company Registered Intellectual Property invalid or unenforceable or any facts or circumstances, that would, or would reasonably be expected to, affect in any material respect the Company’s use or value of any Intellectual Property.

4.5               No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Parent the right to control or direct any of the Company Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

4.6               Preparation of Proxy Statement/Prospectus and Registration Statement; Company Shareholders’ Meeting.

(a)                 Subject to Section 4.7, as promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing, and the Company shall file with the SEC, the Proxy Statement (when included in the Registration Statement as a prospectus, including any amendments or supplements, the “Proxy Statement/Prospectus”) and Parent shall prepare, together with the Company, and file with the SEC the Registration Statement. Each of the Company and Parent shall also prepare and file with the SEC any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of Parent and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as is requested by the other party and, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.6, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, Registration Statement and any Required Filing. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement/Prospectus and Registration Statement, respectively, to be filed with the SEC not later than the date that is sixty (60) calendar days after the date hereof. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of

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written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Shareholders’ Meeting comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Required Company Vote.

(b)                Parent and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act, the rules of any stock exchange on which Parent’s securities or the Company’s securities are listed, applicable state securities and “blue sky” Laws and the rules and regulations thereunder and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to Parent, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within two (2) Business Days) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c)                 The Company shall cause the Company Shareholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to the ability of the Board to make a Change in Recommendation or Company Intervening Event Change in Recommendation pursuant to Section 4.7, make the Company Board Recommendation and include such recommendation in the Proxy Statement/Prospectus, (ii) subject to the ability of the Board to make a Change in

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Recommendation or Company Intervening Event Change in Recommendation pursuant to Section 4.7, use its reasonable best efforts to obtain the Required Company Vote and (iii) otherwise comply with all legal requirements applicable to such meeting. In the event that during the five Business Days prior to the date that the Company Shareholders’ Meeting is then scheduled to be held, the Company delivers to Parent a notice of an intent to make a Change in Recommendation or a Company Intervening Event Change in Recommendation, or to enter into a Company Acquisition Agreement, in each case, to the extent permitted by Section 4.7 (including in connection with a change in terms pursuant to the last sentence of Section 4.7(d)(i)), Parent may direct the Company to postpone the Company Shareholders’ Meeting for up to ten Business Days and the Company shall promptly, and in any event no later than the next Business Day, postpone the Company Shareholders’ Meeting in accordance with Parent’s direction. Notwithstanding any Change in Recommendation or Company Intervening Event Change in Recommendation, the Company shall nonetheless submit this Agreement to the Company’s shareholders to obtain the Required Company Vote at the Company Shareholders’ Meeting unless this Agreement is terminated in accordance with Article VI prior to the Company Shareholders’ Meeting. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, neither the commencement, proposal, public disclosure or communication to the Company of any Company Acquisition Proposal nor the making of any Change in Recommendation or Company Intervening Event Change in Recommendation shall limit otherwise affect the obligation of the Company to set a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 4.6.

(d)                Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e)                 The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated

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hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.7               No Solicitation.

(a)                 The Company shall not, nor shall it authorize or permit any of its Affiliates to, and shall not authorize or permit its and its Affiliates’ respective Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage or otherwise take any action to facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, the submission of any Company Acquisition Proposal, or, (ii) subject to Section 4.7(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that, to the Company’s Knowledge is seeking to make, or has made, any Company Acquisition Proposal, or (iii) subject to Section 4.7(b), approve, endorse or recommend any Company Acquisition Proposal, or (iv) subject to Section 4.7(b), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than, for the avoidance of doubt, an Acceptable NDA to the extent permitted by Section 4.7(b)) relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”), or (v) subject to Section 4.7(b), grant any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-takeover Laws or otherwise fail to enforce any of the foregoing (it being understood that the Company shall immediately take all steps within its power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions), or (vi) resolve or agree to do any of the foregoing. Subject to Section 4.7(b), neither the Board nor any committee thereof shall make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Sub, the Company Board Recommendation, or recommend a Company Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing a “Change in Recommendation”). The Company shall, and shall cause its Affiliates to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information, subject to Section 4.7(b), and shall terminate access of all Persons (other than Parent, the Company and their respective Affiliates and Representatives) to any “data room” with respect to any Company Acquisition Proposal.

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(b)               Notwithstanding the provisions of Section 4.7(a), prior to the receipt of the Required Company Vote, the Board, directly or indirectly through any Representative, may, subject to Section 4.7(c) and provided that the Company has complied with Section 4.7(a) with respect to the applicable third party, (i) participate in negotiations or discussions with such third party that has made a bona fide, unsolicited Company Acquisition Proposal that the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, and the Company, its Affiliates and its and its Affiliates’ Representatives may enter into an Acceptable NDA with such third party, (ii) furnish to such third party information relating to the Company or any of its Subsidiaries; provided, that all material non-public information provided to such person has previously been provided to Parent prior to or is provided to Parent contemporaneously with the provision to such Person and (iii) grant a waiver under a standstill agreement, but in each case referred to in the foregoing clauses (i), (ii) and (iii), (A) only if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law and (B) such third party executes a confidentiality agreement that constitutes an Acceptable NDA. Nothing contained in this Section 4.7 shall prevent the Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Company Acquisition Proposal or any other disclosure required by applicable Law, if the Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to disclose such position would result in a violation of applicable Law. Any public disclosure by the Company relating to a Company Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation unless the Board expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Shareholders’ Meeting.

(c)                 The Company shall notify Parent promptly (but in any event within twenty-four (24) hours and prior to engaging in any of the actions under Section 4.7(b)) of (i) any Company Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary related to, or from any Person or group who would reasonably be expected to make a Company Acquisition Proposal, or (iii) any initial request for discussions or negotiations related to any Company Acquisition Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Company Acquisition Proposal, request, or inquiry and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related material documentation. The Company shall keep Parent promptly informed of the status of any such Company Acquisition Proposal, including any material changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Company Acquisition Proposal, request, or inquiry including by promptly, and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Representatives, providing to Parent copies of any additional or revised written

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proposals, requests, inquiries, draft agreements and all draft or executed financing commitments and related material documentation. The Company agrees that it and its Representatives will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with, this Section 4.7.

(d)                Except as set forth in this Section 4.7(d), the Board shall not make any Change in Recommendation or enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement.

(i)                  Notwithstanding anything to the contrary in this Agreement but provided that the Company shall at all times be in compliance with Section 4.7(a), at any time prior to the receipt of the Required Company Vote, the Board may, in response to a Superior Proposal, make a Change in Recommendation or enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement if, (i) the Board, prior to effecting the Change in Recommendation, provides Parent five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal, (ii) the Company is and remains in compliance with this Section 4.7 during the five (5) Business Days following such written notice, the Board and, if requested by Parent, its Representatives have negotiated in good faith with Parent regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Merger; and (iii) at the end of the five (5) Business Day period described in the foregoing clause (ii), the Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement which Parent has proposed), that such Company Acquisition Proposal (if any) continues to constitute a Superior Proposal and the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal, as applicable, for purposes of this Section 4.7 and the Company shall be required to comply again with the requirements of this Section 4.7(d), except that references to “five (5) Business Days” shall be deemed to be references to “two (2) Business Days.”

(ii)                Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Required Company Vote, the Board may make a Change in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to make a Company Intervening Event Change in Recommendation would be inconsistent with the Board’s fiduciary duties under applicable Law, provided, that: (A) Parent shall have received written notice from the Company (a “Company Notice of Intervening Event Change in Recommendation”) of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company, which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during such period and prior to making a Company Intervening Event Change in Recommendation, if requested by Parent, the Company and its Representatives shall have negotiated in good faith with Parent and

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its Representatives regarding any revisions or adjustments proposed by Parent to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Intervening Event Change in Recommendation and (C) the Company may make a Company Intervening Event Change in Recommendation only if the Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Parent shall have, prior to the expiration of the 5-Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company, continues to determine in good faith that such Company Intervening Event exists and that the failure to make a Company Intervening Event Change in Recommendation would, after consultation with the Company’s outside legal counsel and financial advisors, be inconsistent with its fiduciary duties under applicable Law.

(iii)              For purposes of this Agreement, (A) “Company Acquisition Proposal” means any unsolicited offer or proposal made by a Person or group at any time after the date hereof that would result in such Person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least fifteen percent (15%) (based on the fair market value thereof) of the Assets of, equity interest in, or business of, the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, (B) “Superior Proposal” means any Company Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (x) fifty percent (50%) or more of all classes of outstanding equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (y) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, that the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to this Agreement and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company), and (C) a “Company Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof relating directly to the Company, its Assets or its operations that was not known or reasonably foreseeable to the Board as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) other than (i) changes in the market price or trading volume of the shares of Company Common Stock (however, the underlying reasons for such changes may constitute a Company Intervening Event), (ii) the timing of any consents, registrations, Permits or clearances required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) a Company Acquisition Proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or the consequences thereof, (iv) the fact that the Company

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exceeds any internal projections, budgets or forecasts or third-party revenue or earnings predictions or other analyst expectations, projections, forecasts or budgets for any period (however, the underlying reasons for such events may constitute a Company Intervening Event), (v) matters set forth in clauses (A) through (D) of the definition of Company Material Adverse Effect and (vi) events set forth on Section 4.7(d)(iii) of the Company Disclosure Schedule.

4.8               Access to Information.

(a)                 Upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to), subject to applicable Law, afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request. Any investigation pursuant to this Section 4.8 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Company Subsidiaries. No investigation conducted by any Party to this Agreement shall in any way modify any representations or covenants made by the Company or Parent.

(b)                Prior to the Effective Time and after any termination of this Agreement, each Party hereto will hold and will cause its Representatives to hold all information that is disclosed pursuant to Section 4.8(a) in accordance with the provisions of that certain confidentiality agreement, dated May 1, 2015 (the “Confidentiality Agreement”), between the Company and Parent. No investigation by Parent shall diminish, obviate or prevent Parent’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.9               Antitrust Notification; Consents; Reasonable Best Efforts.

(a)                 Each Party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) to the extent required, the appropriate Governmental Entity all filings required to be filed under any foreign Antitrust Law (“Foreign Antitrust Filings”), in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each Party hereto will use reasonable best efforts to make the filing under the HSR Act and any additional Foreign Antitrust Filings as promptly as reasonably practicable after the date hereof. Each Party hereto will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fee payable under the HSR Act shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company.

(b)                The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause

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to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works council, labor union or similar entity or governing body.

(c)                 Without limiting Section 4.9(b), Parent and the Company shall take all such actions as may be necessary in order to resolve any objections or suits (or threatened suits) that may be asserted by a Governmental Entity or other third party with respect to the Merger or the other transactions contemplated hereby as violative of any Antitrust Law, including selling, holding separate, divesting, or otherwise disposing of any of its Assets and agreeing to conduct its business in a particular manner (collectively, “Divestitures”); provided that (A) any obligation to make or agree to make a Divestiture by the Parent, Company or any of their respective Subsidiaries may, at Parent’s or the Company’s option, as applicable, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder and (B) neither Parent nor Sub shall be required to effect, and the Company and its Subsidiaries shall not effect, any Divestitures with respect to Assets of the Company and its Subsidiaries or Parent and its Subsidiaries that, in the aggregate, generated or were reasonably necessary to service more than two and one-half percent (2.5%) of the aggregate consolidated revenues, in their respective most recently completed fiscal years, of the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(d)                Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use reasonable best

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efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby.

(e)                 Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any Governmental Entity or other third party with respect to the Merger and the other transactions contemplated hereby.

(f)                 Subject to the provisions of Sections 4.7 and 4.9(b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.10           Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Certificate of Merger with the office of the Department of the Treasury of the State of New Jersey in connection with the Closing.

4.11           Directors’ and Officers’ Indemnification and Insurance.

(a)                 For purposes of this Section 4.11, (i) “Indemnified Person” shall mean any person who was, is now, or has been at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary or who was serving at the request of the Company or any Company Subsidiary as an officer or director of another corporation, joint venture or other enterprise, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest

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extent permitted under applicable Law and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.11(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Parent or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, Parent or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Person.

(c)                 For a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable and financially sound insurance company with the same or better credit rating as the Parent’s current insurance company, containing terms, conditions, retentions and limits of liabilities, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.11(c), Parent shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 300% of the amount (the “Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 300% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In lieu of maintaining such policies, the Surviving Corporation may purchase, at the Effective Time, tail policies, from a reputable and financially sound insurance company with the same or better credit rating as the Company’s current insurance company, to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 300% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for 300% of the Annual Amount.

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(d)                Subject to applicable Law, the rights of any Indemnified Person under this Section 4.11 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of the Company Subsidiaries under the NJBCA or otherwise. The provisions of this Section 4.11 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit, and to be enforceable by, each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.11 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e)                 If Parent and/or Surviving Corporation, or any of their respective successors or assigns, transfers or conveys all or substantially all of their properties and assets to any other Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and/or Surviving Corporation, as the case may be, shall assume the obligations of Parent and Surviving Corporation set forth in this Section 4.11.

4.12           Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Parent, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby (except for public disclosure permitted under Section 4.7), without the prior consent of the other Parties hereto provided, that nothing in this Section 4.12 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, without obtaining the consent of or consulting with the other Parties hereto, analysts, investors or those attending industry conferences or financial analyst conference calls (without obtaining the consent of or consulting with the other Parties hereto), so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other Parties.

4.13           State Takeover Laws; Charter Provisions; No Rights Plan.

(a)                 Parent, Sub, the Company and the Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b)                The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions

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contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c)                 From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

4.14           Employee Benefits and Contracts.

(a)                 For the period from the Effective Time until December 31, 2016, Parent shall provide, and cause the Surviving Corporation to provide each employee of the Company and any Company subsidiary, base salary or wage rate, bonus opportunity, commission opportunity, incentive compensation, pension, welfare and fringe benefits (other than defined benefit pension benefits and retiree medical benefits) no less favorable than the base salary or wage rate, bonus opportunity, commission opportunity, incentive compensation, pension, welfare and fringe benefits (other than defined benefit pension benefits and retiree medical benefits) that are provided to each employee pursuant to Plans on the date of this Agreement. Except to the extent set forth in Section 4.14(d) of this Agreement, nothing herein shall require Parent to continue any particular Plan or benefit or prevent the Parent from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.14 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

(b)                With respect to any employee benefit plan maintained by Parent or its Affiliates in which any employee of the Company or any Company Subsidiary becomes or is a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance and other benefit plan accruals (other than benefit accrual under a defined benefit pension plan), each such employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Company or Company Subsidiary) shall be treated as service with Parent and its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)                 With respect to any welfare plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any employee of the Company or any Company Subsidiary becomes or is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions and

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exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under welfare plans of the Company or its Subsidiaries prior to the Effective Time and (ii) provide each such employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under such plan.

(d)                Parent shall, and shall cause its Subsidiaries, including the Surviving Corporation, to honor, in accordance with its terms, each employment agreement listed on Section 2.13(a) of the Company Disclosure Schedule and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event, including termination of employment).

(e)                 Upon the Effective Time, the compensation committee of the board of directors of Parent (or such other body that shall administer the Parent Stock Plan or any other plan that Parent may from time to time adopt), shall grant stock options to purchase Parent Common Stock under the Parent Stock Plan or any other plan that Parent may from time to time adopt, with an exercise price equal to the Fair Market Value (as such term is defined in the Parent Stock Plan or any other plan that Parent may from time to time adopt) of a share of Parent Common Stock on the Closing Date, (i) to those employees of the Company and Company Subsidiaries, (ii) in such amounts and (iii) in accordance with the vesting schedule, in each case, as set forth on Schedule 4.14(e) attached hereto as such schedule may be updated by the Company prior to the Effective Time to reallocate such stock options among employees of the Company and Company Subsidiaries; provided, however, that the total number of such stock options shall not be increased above the number set forth in such schedule at the time that this Agreement is executed.

(f)                 This Section 4.14 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.14. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 4.14 shall not create any right in any employee of the Company or any Company Subsidiary or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

4.15           Shareholder Litigation.

Each of the Company and Parent shall keep the other Party hereto informed of, and cooperate with such Party in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no

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settlement in connection with such shareholder litigation shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

4.16           NASDAQ; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time. Parent will use reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date, or as soon as reasonably practicable thereafter, following the Closing and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.16 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.17           FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to Parent and Sub a certificate (in a form reasonably acceptable to Parent and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

4.18           Conduct of Parent and Sub.

Subject to applicable Law, neither Parent nor Sub will take any action that, or fail to take any reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any condition to the Merger not being satisfied or prevent, delay or impede the ability of Parent and Sub or the Company to consummate the Merger or the other transactions contemplated by this Agreement.

4.19           Section 16 Matters.

The Board or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company of Company Common Stock, Company Options or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt

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from liability pursuant to Rule 16b-3 under the Exchange Act and shall take all such reasonable steps as may be required to cause such dispositions to be so exempt. The board of directors of Parent or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or other equity securities of Parent pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 4.19, the term “Company Insiders” means those officers and directors of the Company who are currently subject to or will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Parent in conjunction with the Merger, and the term “Section 16 Information” means information provided by Company that is accurate in all respects regarding Company Insiders and the number of shares of Parent Common Stock or other Parent equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement.

4.20           Governance Matters.

The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors and officers of the Company and/or the Company Subsidiaries as Parent may request.

4.21           SEC Reports.

During the period prior to the Effective Time, the Company and Parent shall each continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

4.22           Post-Closing Restructuring.

As promptly as practicable after the Effective Time, the Surviving Corporation shall merge with and into a Delaware limited liability company wholly owned by Parent (the “LLC”), in accordance with the provisions of the NJBCA and the Delaware Limited Liability Act, as amended (the “DELLC Act”), and with the effects provided in the NJBCA and the DELLC Act. At the effective time of such merger, the separate corporate existence of the Surviving Corporation shall cease, and the LLC shall continue as the surviving entity in such merger (the “Surviving Entity”) and shall be a wholly owned Subsidiary of Parent and shall governed by the Laws of the State of Delaware. From and after the effective time of such merger, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation and the LLC shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

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Article 5
Conditions Precedent to Obligations to Consummate

5.1               Conditions to Obligations of Each Party.

The obligations of the Company, Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote, which may not be waived in any circumstance) on or prior to the Closing of the following conditions:

(a)                 Company Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)                No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(b) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.9 shall have been the cause of, or shall have resulted in, such order or injunction.

(c)                 Antitrust and Competition Laws. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary under the Antitrust Laws of the jurisdictions set forth in Section 5.1(c) of the Company Disclosure Schedule and Section 5.1(c) of the Parent Disclosure Schedule, shall have been obtained.

(d)                Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth in Section 5.1(d) of the Company Disclosure Schedule and Section 5.1(d) of the Parent Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(e)                 Listing. The Parent Common Stock to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the New York Stock Exchange (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(f)                 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order

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suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

5.2               Conditions to Obligations of Parent and Sub.

The obligations of Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by Parent, on or prior to the Closing, of the following additional conditions:

(a)                 Representations and Warranties. The representations and warranties of the Company set forth in Article 2 of this Agreement shall be true and correct with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation indicated therein by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company (each, a “Company Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects only as of such date), provided, that the representations and warranties of the Company set forth (i) in Sections 2.3 (other than the last sentence of 2.3(b)), 2.4(a), 2.4(b)(i), 2.4(c)(ii), 2.4(d), 2.23, 2.25 and the first sentence of Sections 2.1(a) and 2.1(b), shall be true and correct in all respects (without giving effect to any Company Materiality Qualifier therein) other than inaccuracies that are de minimis in the context of a transaction of this magnitude, and (ii) in Section 2.7(b) shall be true and correct in all respects, in each of the foregoing cases, when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects only as of that date). Parent shall have received a certificate of an executive officer of the Company to such effect. For purposes of this Section 5.2(a), “de minimis” with respect to inaccuracies in Section 2.3 shall mean inaccuracies involving, in the aggregate, an amount of shares of Company Common Stock not in excess of 69,510.

(b)                Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided that the failure to notify Parent in accordance with Sections 4.1(c), 4.4(a) and 4.4(b) shall not be deemed to be a failure to perform or comply with such agreements and covenants unless such notice was with respect to a fact, change, event, effect or occurrence that has had or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c)                 Parent Tax Opinion. Parent shall have received a written opinion of counsel from Greenberg Traurig, P.A., in form reasonably satisfactory to Parent (the “Parent Tax Opinion” and together with the Company Tax Opinion, the “Tax Opinions”), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Parent Tax Opinion, such counsel shall be

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entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. If Greenberg Traurig, P.A. does not render such opinion, this condition may be satisfied if a nationally-recognized law firm (other than Davis Polk & Wardwell LLP) renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to such firm.

5.3               Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing of the following additional conditions:

(a)                 Representations and Warranties. The representations and warranties of Parent and Sub set forth in Article 3 of this Agreement shall be true and correct with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any limitation indicated therein by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to Parent or Sub (each, a “Parent Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects only as of such date), provided, that the representations and warranties of Parent and Sub set forth in (i) Sections 3.2(a), 3.2(b)(i), 3.4, 3.18 and 3.19, and the first sentence of Sections 3.1(a) and 3.1(b) shall be true and correct in all respects (without giving effect to any Parent Materiality Qualifier therein) other than inaccuracies that are de minimis in the context of a transaction of this magnitude, and (ii) Section 3.8(a) shall be true and correct in all respects, in each of the foregoing cases, when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects only as of that date). The Company shall have received a certificate of an executive officer of Parent and Sub to such effect. For purposes of this Section 5.3(a), “de minimis” with respect to inaccuracies in Section 3.4(a) shall mean inaccuracies involving, in the aggregate, an amount of shares of Parent Common Stock not in excess of 1,158,229.

(b)                Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided that the failure to notify the Company in accordance with Section 4.4(a) shall not be deemed to be a failure to perform or comply with such agreements and covenants unless such notice was with respect to a fact, change, event, effect or occurrence that has had or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)                 Company Tax Opinion. Company shall have received a written opinion of counsel from Davis Polk & Wardwell LLP, in form reasonably satisfactory to Company (the “Company Tax Opinion”), dated as of the Closing Date, to the effect that the Merger will qualify

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as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Company Tax Opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to such counsel. If Davis Polk & Wardwell LLP does not render such opinion, this condition may be satisfied if a nationally-recognized law firm (other than Greenberg Traurig, P.A.) renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to such firm.

Article 6
Termination

6.1               Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote (except as otherwise expressly noted):

(a)                 by mutual written consent of Parent and the Company, by action of their respective boards of directors;

(b)                by either the Company or Parent if:

(i)                  the Effective Time shall not have occurred on or before December 2, 2015 (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of ninety (90) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of any of the conditions set forth in Sections 5.1(c), 5.1(d), 5.1(e) or 5.1(f); and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii)                if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(b)(ii) shall have used its reasonable best efforts to resist, remove or resolve such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted; or

(iii)              if the Company Shareholders’ Meeting shall have been conducted and the Required Company Vote shall not have been obtained.

(c)                 by Parent, if:

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(i)                  the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not capable of being, or is not, cured by the Company within ninety (90) days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

(ii)                (A)(i) the Board fails to include the Company Board Recommendation in the Proxy Statement/Prospectus or (ii) a Change in Recommendation or a Company Intervening Event Change in Recommendation shall have occurred; (B) there has been a publicly announced Company Acquisition Proposal that is not with respect to a tender offer or exchange offer, and the Board shall have failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing; (C) the Company enters into a written agreement with respect to a Company Acquisition Agreement; or (D) the Company or the Board shall have publicly announced its intention to do any of the foregoing; or

(d)                by the Company if

(i)                  Parent or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not capable of being, or is not, cured by Parent within ninety (90) days following receipt by Parent of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii)                there is a Change in Recommendation (for the avoidance of doubt, but not a Company Intervening Event Change in Recommendation) after complying with Section 4.7; or

(iii)              the Company enters into a Company Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.7 and concurrently with such termination the Company pays to Parent the Company Termination Fee pursuant to Section 6.2(b).

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6.2               Effect of Termination.

(a)                 Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement (other than Section 4.8(b), 4.12, 6.2, 6.3 and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability or damage (which the parties acknowledge and agree shall not be limited to the reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) as a result of any fraud or intentional and material breach of this Agreement by any party.

(b)                If (x) Parent shall terminate this Agreement pursuant to Sections 6.1(c)(i) or 6.1(c)(ii)(B) or (y) Parent or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i) (provided that the Company Shareholders’ Meeting has not yet been held) or 6.1(b)(iii), and, in either case (x) or (y), at any time after the date of this Agreement and prior to the termination of this Agreement a Company Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, then (A) the Company shall pay Parent the Expense Reimbursement within one (1) Business Day after Parent’s demand therefor and (B) if within twelve (12) months after such termination, the Company enters into a Company Acquisition Agreement or consummates a Company Acquisition Proposal, then the Company shall pay to Parent an amount equal to $54,000,000 (the “Company Termination Fee”) by wire transfer of same day funds on the earlier of the date of entry into the Company Acquisition Agreement and such consummation.

(c)                 If (x) Parent shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (C) or (D) or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(ii) then, in either case, the Company shall pay to Parent (1), not later than two (2) Business Days following such termination, an amount equal to the Company Termination Fee and (2) the Expense Reimbursement within one (1) Business Day after Parent’s demand therefor; provided, however, that if a termination under Section 6.1(c)(ii)(A) is pursuant to clause (ii) thereof because a Company Intervening Event Change in Recommendation has occurred, then in lieu of the Company Termination Fee, the Company shall pay to Parent an amount equal to $40,500,000 (the “Company Intervening Event Termination Fee”) (and, for the avoidance of doubt, the Expense Reimbursement). In addition, if Parent shall terminate this Agreement in a situation where it receives the Company Intervening Event Termination Fee and within twelve (12) months after such termination, the Company enters into a Company Acquisition Agreement or consummates a Company Acquisition Proposal, then the Company shall pay to Parent an amount equal to $13,500,000 on the earlier of the date of entry into the Company Acquisition Agreement and such consummation. For the elimination of doubt, this amount shall be in addition to the Company Intervening Event Termination Fee and the Expense Reimbursement that the Company shall pay to Parent pursuant to this Section 6.2(c).

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(d)               If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii), then the Company shall pay to Parent the Company Termination Fee concurrently with such termination and the Expense Reimbursement within one (1) Business Day after Parent’s demand therefor.

(e)                 For purposes of this Section 6.2, (A) the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 4.7(d)(ii), except that the reference to “fifteen percent (15%)” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%)” and (B) the term “Expense Reimbursement” shall mean Parent’s documented out-of-pocket expenses incurred in connection with investigating, negotiating, documenting and implementing this Agreement and the transactions contemplated hereby not in excess of an aggregate of $3,000,000.

(f)                 All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by Parent.

(g)                The Company acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent and Sub would not enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by the Company of the terms of this Agreement or otherwise limit the rights of Parent. If the Company fails to pay promptly any fees or expenses due pursuant to this Section 6.2, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall the Company be obligated to pay more than one (1) Company Termination Fee. If Parent receives the Company Termination Fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), the collection of such fee will be the sole and exclusive remedy (other than receipt of the Expense Reimbursement) of Parent and Sub in respect of (i) any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement, (ii) any loss suffered as a result of the failure of the Merger to be consummated and (iii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby. Upon payment of the Company Termination Fee in accordance with this Section 6.2, none of the Company, or any of its shareholders, directors, Affiliates, officers or agents shall have any further liability or obligation relating to or arising under this Agreement or the transactions contemplated hereby (other than with respect to the payment of the Expense Reimbursement, if such Expense Reimbursement has not yet been paid).

6.3               Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that the fee payable under the HSR Act shall be borne equally by Parent

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and the Company and each of the Company and Parent shall pay half of any administrative filing fees required to be paid in connection with any filing made under any Foreign Antitrust Filing in connection with the transactions contemplated hereby.

Article 7
Miscellaneous

7.1               Definitions.

(a)                 Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable NDA” means a confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement are with respect to Parent (provided that such confidentiality agreement may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than Parent has entered into an agreement with the Company with respect to a Company Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s equity securities), subject, however, to the last sentence of Section 4.7(c).

“Affiliate” of a Person means (x) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and (y) for purposes of Section 4.7 any officer or director of such Person.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Audit” means any audit, investigation, claim, assessment of Taxes, deficiency action, other examination by any Governmental Entity, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq. and its implementing regulations at 42 C.F.R. pts. 493 & 498.

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“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within the United States Department of Health and Human Services

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a disclosure letter delivered as of the date of this Agreement to Parent and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or would reasonably be expected to have a material adverse effect on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements (or regulatory interpretations thereof), (C) actions and omissions of any Company Entity taken with the prior written consent of Parent or expressly permitted pursuant to this Agreement, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by the Company to meet internal projections, budgets or forecasts or third-party revenue or earnings predictions or other analyst expectations, projections, forecasts or budgets for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would

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reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and the Company Subsidiaries, as compared to other companies operating in the industry or territory in which the Company and the Company Subsidiaries operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) is required to be set forth in Section 2.15(c) of the Company Disclosure Schedule; (iv) involves the payment to or from any Company Entity of $250,000 or more; (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $1,000,000; (vi) any Lease that is required to be set forth in Section 2.17 of the Company Disclosure Schedule; (vii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract, not entered into in the ordinary course of business consistent with past practice; (viii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person outside of the ordinary course of business consistent with past practice, which acquisition or disposition has yet to be consummated; or (ix) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Option Plan” means, either individually or collectively, the Company’s 2000 Employee Incentive Stock Option Plan and 2003 Employee Incentive Stock Option Plan.

“Company Preferred Stock” means the preferred stock, par value $0.10 per share, of the Company.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Services” means all commercial services provided by the Company including testing of human specimens for any purpose.

“Company Shareholders’ Meeting” means the meeting of the shareholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

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“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Lease, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (but specifically excluding the Leases).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Lease, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Lease, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Lease, Law, Order, or Permit.

“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Equity Rights” means all binding arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever in each case by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights, including securities or rights convertible into or exchangeable for shares of the capital stock of that Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the

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case may be, of the Proxy Statement/Prospectus, the Registration Statement and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including participation agreements with governmental third-party payors, including by way of example, Medicare, Medicare Advantage, Medicaid, Tricare, FEHBP and any “federal health care program,” as that term is defined in Social Security Act § 1128B(f), and certificates of compliance and certificates of accreditation issued pursuant to CLIA.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means, except as otherwise specifically provided herein, the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel of such Person.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation or other requirement.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of

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notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the Parent Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Parent; (vi) licenses to Intellectual Property granted in the ordinary course of business consistent with past practice; (vii) restrictions on transfers arising under applicable securities Laws; (viii) liens that would be set forth in a title policy, title report or survey with respect to the applicable real property; and (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location, (ix) liens with respect to the Company’s amended revolving note payable loan agreement and (x) liens with respect to capital leases for equipment entered into in the ordinary course of business consistent with past practice ((i) through (x), collectively, “Permitted Liens”).

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that such document was included in the virtual data room assembled by the Company and its Representatives and made accessible to Parent and its Representatives and included in such virtual data room prior to the date hereof and was accessible to Parent and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

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“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or medical or other waste defined and regulated as such under Environmental Laws.

“Medicare” means the federal health insurance program administered by CMS pursuant to titles II, XI and XVIII of the Social Security Act, and includes Medicare Advantage as set forth in 42 C.F.R. pt. 422.

“Medicaid” means the federal-state health program for the categorically and medically needy administered by the states pursuant to state plans with CMS pursuant to XI and XIX of the Social Security Act.

“NASDAQ” means the NASDAQ Global Select Market.

“OIG” means the office with the United States Department of Health and Human Services charged with, among other things, combatting fraud, waste and abuse in federal health care programs.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary (whether solely or jointly with a third party).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Schedule” means the written information set forth in the disclosure letter delivered as of the date of this Agreement by Parent to the Company.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2014 and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2014, 2013 and 2012, as filed by Parent in SEC Documents.

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“Parent Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or would reasonably be expected to have a material adverse effect on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Parent Entities, taken as a whole; provided, that “Parent Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements (or regulatory interpretations thereof), (C) actions and omissions of Parent or any of its Subsidiaries taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Parent Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by Parent to meet internal projections, budgets or forecasts or third-party revenue or earnings predictions or other analyst expectations, projections, forecasts or budgets for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Parent Entities, as compared to other companies operating in the industry or territory in which the Parent Entities operate; or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Parent Option” means an option to purchase one share of Parent Common Stock granted by Parent.

“Parent Owned Intellectual Property” means all Intellectual Property that is owned by Parent or any Parent Subsidiary (whether solely or jointly with a third party).

“Parent Products/Services” means (i) all commercial services provided by Parent or any Parent Subsidiary and (ii) all marketed products, and all compounds or devices and Product Candidates that are being evaluated or are under development, current, active or otherwise, or consideration by Parent or any Parent Subsidiary or any of their respective licensees, whether in clinical trials as to which Parent or any Parent Subsidiary holds the applicable investigational

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new drug applications, or in earlier stages of development, or otherwise. Parent Products includes LDTs.

“Parent Registered Intellectual Property” means all trademarks, Copyrights, and Patents that are the subject of an application for registration or a registration issued, filed with or recorded by any Governmental Entity and included in the Parent Owned Intellectual Property.

“Parent SEC Documents” means the SEC Documents of Parent.

“Parent Stock Plan” means the OPKO Health, Inc. 2007 Equity Incentive Plan, as amended.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Parent Warrant” means a warrant to purchase one share of Parent Common Stock granted by Parent.

“Party” means any of Parent, Sub or the Company, and “Parties” means Parent, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

“Registration Statement” means the registration statement on Form S-4, and any amendment or supplement thereto, pursuant to which the Parent Common Stock issuable in the Merger will be registered with the SEC, in which the Proxy Statement will be included as a prospectus.

“Regulatory Authorities” means, collectively, the SEC, the New York Stock Exchange, NASDAQ, the Federal Trade Commission, the Department of Justice, any Healthcare Regulatory Authority and all other foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

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“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including movement through air, soil, surface water, groundwater or real property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the shareholders of the Company, at which a quorum is present in accordance with the NJBCA and the bylaws of the Company, of holders of the Company Common Stock representing at least a majority of the votes cast at such meeting.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof; or (v) under GAAP consolidates in its financial statements.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use,

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commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Agreement	1
Annual Amount	56
Anti-takeover Laws	30
Balance Sheet Date	15
Bankruptcy and Equity Exception	11
Board	1
Book-Entry Share	4
Certificate of Merger	2
Change in Recommendation	49
Closing	2
Closing Date	2
Code	1
Committee	59
Company	1
Company Acquisition Agreement	49
Company Acquisition Proposal	52
Company Board Recommendation	12
Company Certificate	4

Term	Page
Company Financial Advisor	30
Company Insiders	60
Company Intellectual Property	23
Company Intervening Event	52
Company Intervening Event Change in Recommendation	51
Company Intervening Event Termination Fee	67
Company Materiality Qualifier	63
Company Notice of Intervening Event Change in Recommendation	52
Company CEO	59
Company Options	4
Company Organizational Documents	9
Company Plan Option	4
Company Registered Intellectual Property	23
Company Securities	10
Company Tax Opinion	64
Company Termination Fee	67
Confidentiality Agreement	53

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Converted Shares	3
Copyrights	23
DEA	25
Divestitures	54
Effective Time	3
ERISA	20
ERISA Affiliate	20
Exchange Agent	6
Exchange Ratio	4
Expense Reimbursement	67
Filed Company SEC Documents	9
Foreign Antitrust Filings	53
Governmental Approvals	12
Grant Date	10
Healthcare Regulatory Authority	12
Indemnified Person	55
Intellectual Property	23
Legal Privilege	54
Merger	2
Merger Consideration	4
Multiemployer Plan	20

NJBCA	2
Option Pool	59
Parent	1
Parent Materiality Qualifier	64
Parent Notes	32
Parent Permits	38
Parent Regulatory Agency	38
Parent Securities	34
Parent Stock Option	59
Parent Tax Opinion	57
Patents	23
Plans	20
Proceeding	55
Proxy Statement/Prospectus	46
Sarbanes-Oxley Act	13
Section 16 Information	60
Sub	1
Subsidiary Securities	11
Superior Proposal	52
Tax Opinions	63
Trade Secrets	23

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (except if expressly stated otherwise). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

7.2               Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.11 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

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7.3               Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party.

7.4               Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the NJBCA. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6               Severability; Construction.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially

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adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.7               Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of Parent, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (b) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8               Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

7.9               Amendments.

This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further

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approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10           Extension; Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11           Parties in Interest.

Except for (i) the rights of the Company shareholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 4.11 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent.

7.12           Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13           Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via electronic mail or upon automated or non-automated confirmation when transmitted via facsimile (but only, in the case of electronic mail and facsimile, if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested),

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 postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company prior to the Effective Time:	481 Edward H. Ross Drive Elmwood Park, New Jersey 07407
Attention:	Marc D. Grodman M.D.
Richard L. Faherty
Facsimile:	201-791-1941
Email:	mgrodman@bioreference.com
rfaherty@bioreference.com

with a copy to (which shall not constitute notice):	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attention:	David L. Caplan
John H. Butler
Facsimile:	212-701-5156
Email:	david.caplan@davispolk.com
john.butler@davispolk.com

If to Parent or Sub or, from and after the Effective Time, the Company:	4400 Biscayne Boulevard Miami, Florida 33137
Attention:	Kate Inman
Facsimile:	305-575-4140
Email:	KInman@opko.com

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A. 333 Avenue of the Americas (333 S.E. 2nd Ave) Miami, Florida 33131
Attention:	Robert L. Grossman
Ira N. Rosner
Facsimile:	305-961-5756
Email:	GrossmanB@gtlaw.com
rosneri@gtlaw.com

7.14           Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15           Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections, Exhibits and Schedules shall mean and refer to the referenced Articles, Sections,

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Exhibits and Schedules of this Agreement.

7.16           Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a). If there shall be any conflict between this Agreement and the plan of merger executed and filed with the Certificate of Merger, then this Agreement shall govern.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OPKO HEALTH, INC.

By:	/s/ Adam Logal
Name: Adam Logal Title: SVP, CFO, CAO & Treasurer

BAMBOO ACQUISITION, INC.

By:	/s/ Adam Logal
Name: Adam Logal Title: VP and Treasurer

BIO-REFERENCE LABORATORIES, INC.

By:	/s/ Marc D. Grodman
Name: Marc D. Grodman, M.D. Title: Chairman, President and Chief Executive Officer